Exhibit 10.1

Execution Version

REDEMPTION AGREEMENT

July 18, 2019

This Redemption Agreement (this “Agreement”), dated as of July 18, 2019 (the “Effective Date”), is entered into by and between American Midstream GP, LLC, a Delaware limited liability company (the “Holder”), and American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”). The Holder and the Partnership are sometimes hereinafter each referred to as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

WHEREAS, on March 17, 2019, Anchor Midstream Acquisition, LLC, a Delaware limited liability company (“Anchor Acquisition”), High Point Infrastructure Partners, LLC, a Delaware limited liability company, the Partnership, the Holder and Anchor Midstream Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), entered into that certain Agreement and Plan of Merger (as may be amended, restated or modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Partnership with the Partnership surviving the merger as a subsidiary of the Holder and Anchor Acquisition (the “Merger”), on the terms and subject to the conditions set forth therein;

WHEREAS, the Holder holds 100% of the issued and outstanding Notional General Partner Units of the Partnership (the “Subject Units”);

WHEREAS, in connection with the Merger, the Partnership desires to purchase, acquire, accept and redeem from the Holder, and the Holder desires to sell, assign, transfer and convey to the Partnership, all of the Subject Units, effective as of the date hereof (the “Redemption”), in exchange for the Redemption Consideration (as defined below); and

WHEREAS, following the Redemption, the Holder will retain a non-economic general partner interest in the Partnership and will remain the sole general partner of the Partnership.

NOW THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

Redemption. On and subject to the terms and conditions of this Agreement, effective as of the Effective Date, the Holder shall sell, convey, assign, transfer and deliver to the Partnership, the Subject Units, free and clear of all Liens (other than pursuant to applicable law and the Partnership Agreement), and the Partnership shall purchase, acquire, accept and redeem the Subject Units, for the Redemption Consideration.

2.	Payment of Redemption Consideration. The “Redemption Consideration” shall consist of 980,889 Common Units. The Redemption Consideration shall be paid or delivered to the Holder on the Effective Date.

3.

Redemption. On and subject to the terms of this Agreement, effective as of the Effective Date, the Holder irrevocably accepts the Redemption Consideration in complete redemption of the Subject Units. the Subject Units shall, effective as of the Effective Date, be fully and irrevocably redeemed, terminated, cancelled and be of no further force and effect, without further action on behalf of any Person; provided, however, for the avoidance of doubt, that the Holder shall retain a non-economic general partner interest in the Partnership and will remain the sole general partner of the Partnership.

4.

Release. In exchange for the benefits and undertakings described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Holder, on the Holder’s own behalf and on behalf of all of the Holder’s successors and assigns, effective as of the Effective Date, fully and forever releases and discharges the Partnership and each of its subsidiaries and current and future affiliates and each of its and their respective limited partners, members and managers, and each of their respective current and former equityholders, directors, officers, employees, partners, members, trustees, attorneys, representatives, fiduciaries and/or agents, both individually and in their official capacities (collectively, the “Released Parties”), from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever, both past and present and whether known or unknown, suspected, or claimed against the Partnership or any of the other Released Parties which the Holder or any of the Holder’s heirs, executors, administrators or assigns, may have arising out of or related to events, facts, conditions or circumstances existing or arising at or prior to the Effective Date which arise in connection with or are related to (a) the Redemption or (b) any equity securities of or other interests in the Partnership or any of its affiliates held by the Holder prior to the Effective Date.

5.	Representations of the Holder. The Holder represents and warrants to the Partnership that:

(a)

The Holder is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by the Holder and is a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)

The Holder is the owner of the Subject Units, free and clear of any liability, Lien (other than pursuant to applicable law and the Partnership Agreement), assessment, restriction, obligation, claim, charge or option of any kind whatsoever, and has full right and authority to enter into this Agreement.

(c)	Except for the payments due under this Agreement, the Partnership is not indebted, directly or indirectly, to the Holder, in any amount whatsoever.

(d)	The Holder has met with or has had the opportunity to meet with the Holder’s legal and/or business advisors concerning the terms of this Agreement.

(e)

The Holder understands that the truth and accuracy of the foregoing representations and warranties are being relied upon by the Partnership to induce it to enter into this Agreement, and the Holder intends that the Partnership rely on such representations and warranties.

6.	Representations of the Partnership. The Partnership represents and warrants to the Holder as follows:

(a)

The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated herein.

(b)

This Agreement has been duly authorized, executed and delivered by the Partnership and is a legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

7.

Survival of Representations and Warranties. (i) All agreements, covenants, representations and warranties contained herein shall survive the consummation of the Redemption of the Holder’s Subject Units and the transactions contemplated hereby and shall be binding upon and inure to the benefit of the Parties and their respective heirs, estates, successors and permitted assigns and (ii) all covenants and agreements contained herein shall survive until performed.

8.	Miscellaneous.

(a)

Each Party will, upon request of the other Party, take such further action (including the execution and delivery of any additional documents) reasonably deemed by such requesting Party to be necessary or desirable to complete or evidence the transactions contemplated by this Agreement.

(b)

The Parties have each separately had the opportunity to consult with counsel and have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person.

(c)

This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior written and oral negotiations, agreements and understandings with respect hereto.

(d)

This Agreement may be amended, modified, or terminated only with the written consent of both Parties. Waiver of a breach of any provision of this Agreement shall not be binding unless in writing and signed by the Parties, and any such waiver shall not be construed to be a waiver of any subsequent breach of the same or any other provision of this Agreement.

(e)

To the extent that any provision of this Agreement is determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be reformed, construed and enforced so as to give effect to the original intent of this Agreement to the maximum extent permitted by applicable Law.

(f)

This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties. No Party may assign this Agreement or any part hereof without the prior written consent of the other Party; provided, that the Partnership may assign this Agreement or any part hereof and its rights and obligations hereunder, in whole or in part, to any affiliate of the Partnership without the prior consent of the Holder.

(g)

Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Parties or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein; provided that, notwithstanding the foregoing, (i) the Released Parties are intended to be third party beneficiaries of, and may enforce, Section 4 and (ii) the Non- Recourse Persons (as defined below) are intended to be beneficiaries of, and may enforce, Section 8(j).

(h)

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to conflict of law provisions that may give rise to the application of the substantive laws of another jurisdiction.

(i)

Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 8(i). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j)

Except to the extent a named Party to this Agreement, the Parties acknowledge and agree that no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, agent, attorney, representative, affiliate or financing source of any of the Parties to this Agreement (each, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort or otherwise) for any liabilities of any Party, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. This Agreement may only be enforced against, and any claim or action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. The Non-Recourse Persons are intended to be third party beneficiaries hereunder.

(k)

This Agreement may be executed in one or more counterparts (including by electronic transmission), each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

PARTNERSHIP:

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC,
its general partner

By:	/s/ Louis J. Dorey
Name:	Louis J. Dorey
Title:	Interim President and Chief Executive Officer

HOLDER:

AMERICAN MIDSTREAM GP, LLC

By:	High Point Infrastructure Partners, LLC,
its majority Class A Member

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

[Signature Page to Redemption Agreement]